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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
						(Amendment No. 5)


						Craig Corporation
						(Name of Issuer)

					Class A Common Preference Stock

----------------------------------------------------------------

				(Title of Class of Securities)

						224174201
					  (CUSIP Number)

	Andrew E. Shapiro, Manager		Christopher J. Rupright, Esq.
	Lawndale Capital Management, LLC	Shartsis Friese & Ginsburg
	One Sansome Street, Suite 3900		One Maritime Plaza, 18th Floor
	San Francisco, CA	94104			San Francisco, CA 94111
	(415) 288-2330					(415) 421-6500
-----------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

					   March 31, 2000
		(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note:	Six copies of this statement, including all exhibits, should be
filed with the Commission.	See Rule 13d-1(a) for other parties to whom
copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (10-97)

SCHEDULE 13D

CUSIP No. 224174201								Page 2 of 11 Pages

-------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lawndale Capital Management, LLC
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X /
												(b)		/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				628,000
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						628,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	628,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	8.9
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO and IA
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D


CUSIP No. 224174201								Page 3 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Andrew E. Shapiro
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X /
												(b)		/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			500
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				628,000
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				500
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						628,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	628,500
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	8.9
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224174201								Page 4 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Diamond A Partners, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X /
												(b)		/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				536,700
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						536,700
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	536,700
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	7.6
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 224174201								Page 5 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Diamond A Investors, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X /
												(b)		/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				91,300
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						91,300
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	91,300
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	1.3
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D


CUSIP No. 224174201								Page 6 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	John F. Benson
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X /
												(b)		/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			500
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				-0-
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				500
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						-0-
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	500
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	0.01
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

	SCHEDULE 13D

CUSIP No. 224174201								Page 7 of 11 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to Class A Common Preference Stock (the "Stock") of
Craig Corporation, a California corporation ("CC").	The principal
executive office of CC is located at 550 South Hope Street, Suite 1825, Los
Angeles, CA	90071.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this amended statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

	(a)	Lawndale Capital Management, LLC, a California limited liability company ("LCM"); Diamond A Partners, L.P., a California limited partnership ("DAP"); Diamond A Investors, L.P., a California limited partnership
("DAI"); Andrew E. Shapiro ("Shapiro"); and John F. Benson ("Benson").

	(b)	The business address of LCM, DAP, DAI, Shapiro and Benson is One
Sansome Street, Suite 3900, San Francisco, California	 94104.

	(c)	LCM is the investment adviser to and the general partner of DAP
and DAI, which are investment limited partnerships.	Shapiro is the sole
manager of LCM.  Benson is an employee of LCM.

	(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

	(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

	(f)	Shapiro and Benson are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 224174201								Page 8 of 11 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser		Source of Funds			Amount

LCM			Funds Under Management (1)	$3,946,310.72
DAP			Working Capital				$3,375,555.66
DAI			Working Capital				$  570,755.06
Shapiro		Personal Funds				$    2,327.50
Benson		Personal Funds				$    3,710.77

(1)	Includes funds of DAP and DAI invested in Stock.


ITEM 4.	PURPOSE OF TRANSACTION.

The Filers ("Lawndale") have been and may continue to be in contact with the Issuer's management, members of the Issuer's Board of Directors, other significant shareholders, and others regarding alternatives that the Issuer could employ to maximize shareholder value. Those alternatives include, but are not limited to, consolidating the Issuer and its affiliates, Reading Entertainment (OTC-RDGE) and Citadel Holdings (A-CDL), into a single entity with a simpler capital structure, and implementing a stock buyback program.

Lawndale acquired the Stock solely for investment purposes because it believes that the market price of the Stock, currently trading far below the Issuer's book value, does not adequately reflect the potential value of the Issuer's underlying businesses and assets.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


				Aggregate
			 Beneficially
			 Owned			Voting Power		Dispositive Power
Name 	Number	Percent	Sole		Shared	Sole		Shared

LCM		628,000	8.9%		-0-		628,000	-0-		628,000
Shapiro	628,500	8.9%		500		628,000	500		628,000
DAP		536,700	7.6%		-0-		536,700	-0-		536,700
DAI		 91,300	1.3%		-0-		 91,300	-0-		 91,300
Benson	    500	0.01		500		    -0-	500		    -0-

SCHEDULE 13D

CUSIP No. 224174201								Page 9 of 11 Pages

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since January 31, 2000:

	 Purchase				   Number		Price
Name	 or Sale			Date	   of Shares	Per Share

DAP       P             2/7/00     2,200    5.1850
DAI       P             2/7/00       300    5.1850
DAP       P             2/8/00     5,100    4.9558
DAI       P             2/8/00       900    4.9558
DAP       P             3/2/00     2,400    4.5392
DAI       P             3/2/00       600    4.5392
DAP       P             3/3/00       700    4.7975
DAI       P             3/3/00       300    4.7975
DAP       P            3/10/00     4,800    4.0600
DAI       P            3/10/00       200    4.0600
DAP       P            3/13/00     4,200    3.9975
DAI       P            3/13/00       800    3.9975
DAP       P            3/14/00     1,700    3.8413
DAI       P            3/14/00       300    3.8413
DAP       P            3/15/00       100    3.8725
DAP       P            3/21/00       500    3.9350
DAP       P            3/30/00     2,000    3.9350
DAP       P            3/31/00     7,100    4.0926
DAP       P             4/3/00     2,700    4.6734
DAP       P             4/6/00     6,400    4.5600
DAI       P             4/6/00       800    4.5600
DAP		P		    4/7/00		 9000    4.5570
DAI		P		    4/7/00		1,500    4.5570

All transactions were executed through the New York Stock Exchange.


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

LCM is the general partner of DAP and DAI pursuant to limited partnership agreements providing to LCM the authority, among other things, to invest the funds of DAP and DAI in Stock, to vote and dispose of Stock and to file
this statement on behalf of DAP and DAI.	Pursuant to such limited
partnership agreements, the general partner of DAP and DAI is entitled to allocations based on assets under management and realized and unrealized gains.

SCHEDULE 13D

CUSIP No. 224174201								Page 10 of 11 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SIGNATURES

	After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	April 10, 2000

DIAMOND A PARTNERS, L.P.				DIAMOND A INVESTORS, L.P.

By:	Lawndale Capital Management,		By:	Lawndale Capital Management,
	LLC, General Partner					LLC, General Partner

	By:	Andrew E. Shapiro				By:	Andrew E. Shapiro
		Manager							Manager


LAWNDALE CAPITAL MANAGEMENT, LLC
								Andrew E. Shapiro

By:	Andrew E. Shapiro				John F. Benson
	Manager

SCHEDULE 13D

CUSIP No. 224174201								Page 11 of 11 Pages


												EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule
13G (and any amendments or supplements thereto) required under section
13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of Class A Common Preference Stock of
Craig Corporation.	For that purpose, the undersigned hereby constitute and
appoint Lawndale Capital Management, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:	April 10, 2000


DIAMOND A PARTNERS, L.P.				DIAMOND A INVESTORS, L.P.

By:	Lawndale Capital Management,		By:	Lawndale Capital Management,
	LLC, General Partner					LLC, General Partner

	By:	Andrew E. Shapiro				By:	Andrew E. Shapiro
		Manager							Manager


LAWNDALE CAPITAL MANAGEMENT, LLC
								Andrew E. Shapiro

By:	Andrew E. Shapiro				John F. Benson
	Manager


CJR\3693\005\1094919.01